FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x 4240
February 5, 2009

MOODY’S UPGRADES SOUTH JERSEY GAS’
SENIOR SECURED RATING TO A3, OUTLOOK POSITIVE

Folsom, NJ – South Jersey Gas announced today that Moody’s Investors Service has upgraded its senior secured rating to A3 from Baa1, with a positive outlook. SJG, a subsidiary of South Jersey Industries (NYSE:SJI), is a regulated utility providing natural gas service to over 340,000 residential, commercial and industrial customers in the seven southernmost counties of New Jersey.

Moody’s Vice President Edward Tan attributed the upgrade to “South Jersey Gas’ consistent financial performance for the last several years that were strong for its Baa1 rating. The rating is further supported by a reasonably supportive regulatory environment and a stronger liquidity profile with less reliance on uncommitted lines of credit.”

Moody’s further stated that “South Jersey Gas is expected to maintain its credit metrics over the next few years despite the recently announced $100 million infrastructure investment plan in support of the New Jersey Governor’s economic stimulus plan. South Jersey Gas’ agreement to file a rate case in 2010 as part of the plan is viewed positively given the regulatory supportiveness gas utilities have been experiencing in New Jersey in recent years. Moody’s anticipates that the New Jersey Board of Public Utilities will extend the Conservation Incentive Program, a pilot conservation and revenue decoupling mechanism scheduled to end later this year, in one form or another.”

Edward Graham, SJI Chairman and CEO commented, “In this challenging economic environment, we are extremely pleased that Moody’s has recognized the strength of SJG’s financial performance and condition with a ratings upgrade. Moody’s action can only be supportive to our recently announced infrastructure and conservation programs that will advance Governor Corzine’s Economic Stimulus Plan. Our goal is to continue to provide safe, reliable service to our ratepayers while creating jobs and maintaining financial stability.”

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SJG Add 1

South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina
Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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